As filed with the Securities and Exchange Commission on October 5, 2010

Registration No. 333-129252

Registration No. 333-115025

Registration No. 333-105941

Registration No. 333-104729

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-129252

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-115025

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-105941

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-104729

UNDER THE SECURITIES ACT OF 1933

NEXT, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4675095 (IRS Employer Identification No.)

7625 Hamilton Park Drive, Suite 12 Chattanooga, Tennessee (Address of Principal Executive Offices)	37421 (Zip Code)

Next, Inc. Common Stock Plan

Next, Inc. Common Stock, Warrants and Rights Plan for Consultants

Consulting Agreement for Financial Services

 (Full titles of the plans)

Robert M. Budd

President and Chief Executive Officer

Next, Inc.

7625 Hamilton Park Drive, Suite 12

Chattanooga, Tennessee 37421

(Name and address of agent for service)

(423) 296-8213

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

TERMINATION OF REGISTRATION

This post-effective amendments (the "Post-Effective Amendment") relates to the following Registration Statements on Forms S-8 (collectively, the "Registration Statements") filed by Next, Inc. (the "Registrant") with the Securities and Exchange Commission:

•

Registration No. 333-129252 filed on Form S-8 on October 26, 2005, registering 1,000,000 shares of the Registrant's Common Stock, par value $0.001 per share ("Common Stock") under the Next, Inc. Stock Option Plan;

•	Registration No. 333-115025 filed on Form S-8 on April 30, 2004, registering 1,000,000 shares of the Registrant's Common Stock under the Next, Inc. Stock Option Plan;

•

Registration No. 333-105941 filed on Form S-8 on June 6, 2003, registering 2,500,000 shares of the Registrant's Common Stock under the Next, Inc. Common Stock, Options, Warrants and Rights Plan for Consultants; and

•	Registration No. 333-104729 filed on Form S-8 on April 24, 2003, registering 629,000 shares of the Registrant's Common Stock under the Consulting Agreement for Financial Services.

This Post-Effective Amendment to Form S-8 Registration Statement is being filed in order to deregister all securities remaining unsold under the Registration Statements set forth above.  As of October 5, 2010, the Registrant had fewer than 300 shareholders of record. As a result, after filing this Post-Effective Amendment, the Registrant will file a Form 15 to deregister its common stock under Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wabash, State of Indiana, on October 5, 2010.

By: /s/ Robert M. Budd

Robert M. Budd

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Budd Robert M. Budd	President and Chief Executive Officer	October 5, 2010

/s/ Ron Metz Ron Metz	Director	October 5, 2010

/s/Salvatore Geraci Salvatore Geraci	Director	October 5, 2010

/s/Dan Cooke Dan Cooke	Director	October 5, 2010

/s/ Bill Reed Bill Reed	Director	October 5, 2010